Exhibit 99.1

NEWS RELEASE October 20, 2016 CONTACT: Mac McConnell Senior Vice President, Finance & CFO 713-996-4700 – www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Houston, TX, — October 20, 2016 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced the commencement of a primary public offering of 2,700,000 shares of its common stock. In connection with the offering, DXP intends to grant the underwriters a 30-day option to purchase an additional 405,000 shares of its common stock.

Stephens Inc. is serving as the sole book-running manager for the offering and William Blair & Company, L.L.C. and KeyBanc Capital Markets Inc. are serving as co-managers for the offering.

DXP intends to use the net proceeds from this offering to pay down outstanding borrowings under its credit facility. The consummation of the offering is subject to market conditions.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of DXP being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed by the Company with the Securities and Exchange Commission (the “SEC”). Before investing, investors should read the prospectus in that registration statement and the related prospectus supplement to be filed with the SEC for more complete information about the Company and the offering. Copies of the prospectus supplement and the accompanying prospectus will be available by visiting the SEC’s website at www.sec.gov or from Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department (1-800-643-9691).

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production (“MROP”) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.